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                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made as of _____________ __, 2004 by and between First Acceptance Corporation (f/k/a Liberte Investors Inc.), a Delaware corporation (the "COMPANY"), and Stephen J. Harrison ("EXECUTIVE").

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, hereby agree as follows:

          1. EMPLOYMENT. The Company agrees to employ Executive, and Executive accepts such employment, upon the terms and conditions set forth in this Agreement, for the period beginning as of the date hereof and ending upon his separation pursuant to SECTION 4 hereof (the "EMPLOYMENT PERIOD").

          2.    POSITION AND DUTIES.

          (a) During the Employment Period, Executive shall serve as the Chief Executive Officer and President of the Company and shall have the normal duties, responsibilities, functions and authority of such position, subject to the oversight of the Company's board of directors (the "BOARD").

          (b) During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for time devoted to charitable and non-profit activities in a manner that does not interfere with the performance of his duties to the Company, vacation periods in accordance with the Company's policies for the Company's senior management, and periods of illness) to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy and businesslike manner.

          (c) During the Employment Period, the Company shall include Executive in any slate nominated by the Company for election to the Board.

          3.    COMPENSATION AND BENEFITS.

          (a) Commencing on the date hereof and continuing throughout the Employment Period, Executive's initial base salary shall be $500,000 per annum. The Board shall review Executive's compensation for an increase not less often than annually. Such base salary, as in effect from time to time, is referred to herein as the "BASE SALARY." Executive's Base Salary shall be payable by the Company in regular installments consistent with the Company's general payroll practices. Executive's Base Salary for any partial year shall be pro rated based upon the number of days elapsed in such year within the Employment Period.

          (b) During the Employment Period, Executive shall be eligible for an annual bonus of up to 100% of the Base Salary payable to Executive for such year, which shall be prorated for any partial year based on the number of days elapsed in such year within the Employment Period (the "ANNUAL BONUS"). In each year, the amount of the Annual Bonus shall

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be determined based upon the Company's achievement of targets established by the
Board and in accordance with the formulas set forth on EXHIBIT A hereto. Such targets shall be set annually by the Board taking into account the prior year's results of operations and the Company's budget for the year with respect to which the targets are being established; provided, however, that such targets for the year ending December 31, 2004 shall be as set forth on EXHIBIT A hereto.

          (c) During the Employment Period, Executive shall be entitled to medical, life, and disability insurance and to such other benefits (including participation in any 401(k) plan and profit sharing plan, and consideration for participation in any stock option plan) as are made available to the Company's senior management. Executive shall be entitled to vacation in accordance with the Company's vacation policies applicable to senior management.

          (d) During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's normal requirements with respect to reporting and documentation of such expenses.

          (e) All amounts payable to Executive hereunder shall be subject to all withholding of the Company by law.

          (f) In its charter and by-laws, the Company shall exculpate officers and directors from liability to the Company, provide for mandatory indemnification of officers and directors, and provide for the advancement of expenses to officers and directors subject to pending or threatened litigation for which indemnification may be available, in each case to the maximum extent permitted by law. The Company shall use commercially reasonable efforts to maintain in effect a director and officer insurance policy with a reputable insurer in an amount of not less than $10 million, naming Executive as a named insured. Such exculpation, indemnification, advancement of expenses and commercially reasonable efforts to maintain insurance shall remain in effect with respect to Executive for the periods during which Executive serves as an officer or director of the Company notwithstanding any termination of employment of Executive for any reason.

          4.    TERM; SEVERANCE.

          (a) The Employment Period will continue until Executive's resignation, death or Disability or the Board's termination of the Employment Period at any time with or without Cause, in each case a "SEPARATION" hereunder. Except as otherwise provided herein, any termination of the Employment Period by the Board shall be effective as specified in a written notice from the Board to Executive, but not sooner than the date on which the notice is delivered.

          (b) In the event that the Company terminates Executive's employment without Cause or Executive resigns with Good Reason, Executive shall be entitled to (i) receive his Base Salary through the effective date of the Separation,
(ii) receive compensation, in accordance with Company policy, for any accrued and unused vacation as of the date of the Separation, (iii) reimbursement for expenses in accordance with SECTION 3(d), (iv) any accrued and unpaid bonus owed to Executive as of the date of the Separation, (v) receive Executive's then current Base

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Salary, payable in regular installments in accordance with the Company's general payroll practices, for the period commencing on the day immediately following the Separation and continuing through the later to occur of the second anniversary of the Separation and the fifth anniversary of the date hereof (the "SEVERANCE PERIOD"), (vi) receive a lump sum payment for each 12-month period that falls within the Severance Period, payable on the last business day of each such 12-month period, equal to the Annual Bonus paid to Executive for the fiscal year immediately preceding the fiscal year in which the Separation occurs or, if the Separation occurs prior to the end of 2004, equal to the maximum target bonus payable for 2004, and (vii) continue to participate during the Severance Period (at the Company's expense to the same extent as participation for other members of the Company's senior management is at the Company's expense) in all employee benefit programs made generally available to the Company's senior management (other than bonus and incentive compensation plans) to the extent permitted under the terms of such programs and under applicable law (it being understood that if Executive is unable to participate in any such plan by reason of prohibitions under the terms of such programs or under applicable law, the Company shall, in lieu of such participation, pay to Executive an amount in cash equivalent to the value of such participation); PROVIDED that Executive will be entitled to the amounts payable pursuant to clauses (v), (vi) and (vii) of this
SECTION 4(b) if and only if Executive has executed and delivered to the Company a General Release in form and substance substantially similar to EXHIBIT B attached hereto. Notwithstanding the foregoing, in the event that the Company determines that Executive has breached any provision of SECTION 5, SECTION 6 or
SECTION 7 hereof, without limiting any other remedies that may be available to it, the Company may withhold from payment of amounts otherwise due under clauses
(v), (vi) and (vii) of this SECTION 4(b) an amount equal to the Company's estimated damages as result of any such breach (the "ESTIMATED DAMAGES"), which amount may be held by the Company pending settlement of the alleged breach or final determination by a court of competent jurisdiction of the actual damages to the Company resulting from any such breach (the "ACTUAL DAMAGES"). If the Actual Damages are greater than the Estimated Damages, then, without limiting any other remedies that may be available to it, the Company shall be entitled to withhold from any future payment of amounts otherwise due under clauses (v),
(vi) and (vii) of this SECTION 4(b) an amount equal to the Actual Damages minus the Estimated Damages; conversely, if the Estimated Damages are greater than the Actual Damages, then the Company shall pay to Executive an amount equal to the Estimated Damages minus the Actual Damages.

          (c) In the event that the Company terminates Executive's employment due to Disability, Executive shall be entitled to: (i) receive his Base Salary through the effective date of the Separation, (ii) receive compensation, in accordance with Company policy, for any accrued and unused vacation as of the date of the Separation, (iii) reimbursement for expenses in accordance with
SECTION 3(d), (iv) any accrued and unpaid bonus owed to Executive as of the date of the Separation, (v) receive payments during the Severance Period in an amount equal to 60% of Executive's initial Base Salary, payable in regular installments in accordance with the Company's general payroll practices, which payments shall be net of any benefits Executive receives from any disability insurance, and
(vi) continue to participate during the Severance Period (at the Company's expense to the same extent as participation for other members of the Company's senior management is at the Company's expense) in all employee benefit programs made generally available to the Company's senior management (other than bonus and incentive compensation plans) to the extent permitted under the terms of such programs and under applicable law (it being understood that if Executive is unable to participate in any such plan by

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reason of prohibitions under the terms of such programs or under applicable law, the Company shall, in lieu of such participation, pay to Executive an amount in cash equivalent to the value of such participation). Notwithstanding the foregoing, in the event that the Company determines that Executive has breached any provision of SECTION 5, SECTION 6 or SECTION 7 hereof, without limiting any other remedies that may be available to it, the Company may withhold from payment of amounts otherwise due under clauses (v) and (vi) of this SECTION 4(c) an amount equal to the Company's Estimated Damages, which amount may be held by the Company pending settlement of the alleged breach or final determination by a court of competent jurisdiction of the Actual Damages. If the Actual Damages are greater than the Estimated Damages, then, without limiting any other remedies that may be available to it, the Company shall be entitled to withhold from any future payment of amounts otherwise due under clauses (v) and (vi) of this
SECTION 4(c) an amount equal to the Actual Damages minus the Estimated Damages; conversely, if the Estimated Damages are greater than the Actual Damages, then the Company shall pay to Executive an amount equal to the Estimated Damages minus the Actual Damages.

          (d) In the event Executive ceases to be employed by the Company for any reason other than a termination by the Company without Cause or due to Disability or Executive's resignation for Good Reason, Executive shall be entitled to receive only his Base Salary through the effective date of the Separation, compensation, in accordance with Company policy, for any accrued and unused vacation, reimbursement for expenses in accordance with SECTION 3(d), and any accrued and unpaid bonus, and Executive shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter; provided, however, that if such termination is as a result of the death of Executive, then Executive's estate shall also be entitled to receive, at the time that the Annual Bonus for the year in which the death occurs would have been payable, a bonus in amount equal to the Annual Bonus to which the Executive would have been entitled had he remained an employee for the entire year, multiplied by the number of the days in such year prior to the date of death, divided by 365.

          (e) Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, fringe benefits and other compensation hereunder which would otherwise accrue or become payable after the Separation shall cease upon such termination (other than those expressly required under applicable law, such as COBRA).

          (f) For purposes of this Agreement, "CAUSE" shall mean (i) Executive's conviction of a felony or a crime involving moral turpitude, (ii) any act of dishonesty or fraud on the part of Executive that has caused material harm to the Company, and/or (iii) the willful and continued failure by Executive to substantially perform his duties and obligations under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness), or the gross negligence or willful misconduct by Executive with respect to the Company or any of its Subsidiaries, after a demand by the Board which specifically identifies the manner in which the Board believes that he has not substantially performed his duties or has committed gross negligence or willful misconduct and the failure by Executive to cure such failure within 30 days after delivery of such demand. Any determination of "Cause" must be made by the Board and may be made only after Executive has had an opportunity to address the Board with respect to an assertion of "Cause."

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          (g)   For purposes of this Agreement, "GOOD REASON" shall mean one or more of the following reasons: (i) the Company reduces the amount of Executive's compensation in a manner that constitutes a breach of this Agreement, or otherwise fails to perform in any material respect or breaches in any material respect its other obligations under this Agreement, if such failure or breach is not cured within 30 days after notice by Executive to the Board of such failure or breach; (ii) the Company assigns to Executive any duties inconsistent with his position, duties, responsibilities and status with the Company, reduces his authority, changes his reporting responsibilities, titles or offices, or removes Executive from any such positions (except in connection the termination of his employment by the Company for Cause, by Executive other than for Good Reason, or as a result of Executive's death or Disability); (iii) the Company changes Executive's place of work to a location more than 25 miles from his present place of work, (iv) there is a Change of Control (other than one that the Executive approved or voted in favor of in his capacity as a director and/or stockholder of the Company); (v) Executive is removed from the Board other than for Cause, or is not reelected to the Board at the end of any term of service thereon; or (v) the Company terminates the employment of Thomas Harrison without "Cause," or Thomas Harrison terminates his employment for "Good Reason," as such terms are defined in the Employment Agreement of even date herewith between the Company and Thomas Harrison (other than in the case where the Executive approved or voted in favor of the termination Thomas Harrison without "Cause" or the events that constituted "Good Reason", in his capacity as a director and/or stockholder of the Company).

          (h) For purposes of this Agreement, "DISABILITY" shall mean Executive's incapacitation or other absence from his full-time duties hereunder for six consecutive months or for at least 180 days during any 12-month period, in either case as a result of a mental or physical illness or injury.

          (i)   For purposes of this Agreement, "CHANGE OF CONTROL" shall mean
(i) any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock of the Company by the Company or any holders thereof (including without limitation, any merger, consolidation or other transaction or series of related transactions having the same effect) which results in any person or entity (a "PERSON") or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934, as amended), other than Persons who hold more than 10% of Company's Common Stock as of immediately giving effect to the transactions occurring concurrent with the execution of this Agreement (the "CURRENT SIGNIFICANT STOCKHOLDERS"), owning capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the Board, and (ii) any sale or transfer of all or substantially all of the assets of the Company and its subsidiaries in any transaction or series of transactions (other than sales in the ordinary course of business) to any Person or group of Persons (as the term "group" is used under the Securities Exchange
Act), other than Current Significant Stockholders.

          (j) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of Separation or otherwise.

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          (k)   EXCISE TAX GROSS-UP.

                (i) In the event that it shall be determined at any time (as hereafter provided) that any payment by the Company to the Executive pursuant to this Agreement or otherwise (the "SUBJECT PAYMENTS") in connection with the Executive's termination by the Company without Cause or resignation for Good Reason, in each case, prior to the third anniversary of the date hereof, but only if such termination without Cause or resignation for Good Reason is in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 280G (other than one that the Executive approved or voted in favor of in his capacity as a director and/or stockholder of the Company), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE") (or any successor provision thereto) by reason of being considered a "parachute payment," within the meaning of
     Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes being hereafter collectively referred to as the "EXCISE TAX"), then the Executive shall be entitled to receive an additional payment or payments (collectively, the "GROSS-UP PAYMENT"). The Gross-Up Payment shall be in an amount such that, after reducing the amount of the Gross-Up Payment by all applicable U.S. federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on the Gross-Up Payment, there remains an amount of Gross-Up Payment equal to the Excise Tax imposed on the Subject Payments.

                (ii) Subject to the provisions of SECTION 4(k)(v), all determinations required to be made under this SECTION 4(k), including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and the amount of any associated Gross-Up Payment, shall be made by a nationally recognized accounting firm (the "ACCOUNTING FIRM") selected by the Company and reasonably acceptable to the Executive. The Accounting Firm shall submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days of the request for such determination by the Company or the Executive, but in no event later than 10 days before the date when such tax is required by the applicable taxing authority to be paid, and at such other time or times as may be requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. If the Executive after consultation with his tax counsel determines that any legal position adopted by the Accounting Firm with respect to the calculation is subject to uncertainty, at the written request of the Executive, the Accounting Firm will deliver a written opinion to the Executive that there is "substantial authority", within the meaning of the Treas. Reg. Section 1.6662-4(d), for the positions adopted. If the Accounting Firm's determination of the amount of the Excise Tax payable by the Executive is determined to be erroneous by the applicable taxing authority or court after any contest of such determination as described in SECTION 4(k)(v) and, as a result of such erroneous determination the Executive fails to report the full amount to the Excise Tax determined to be due on his

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     applicable federal income tax return, then the Company shall indemnify, without duplication for any amounts required to be paid under SECTION 4(k)(v), the Executive on an after tax basis for the amount of any tax deficiency and negligence penalty or other penalty imposed on the Executive by the Internal Revenue Service or other taxing authority in connection therewith. Any such indemnity payment shall be made by the Company to the Executive no later than the earlier of 10 days after the resolution of any contest of such determination as described in SECTION 4(k)(v) or 2 days before the date when such tax is required by the applicable taxing authority or court to be paid.

                (iii) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by SECTION 4(k)(ii).

                (iv) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within 10 business days pay to the Company the amount of such reduction.

                (v) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment or increasing the amount of any Gross-Up Payment previously made. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further inform the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the earlier of (x) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim in a legally permissible manner, the Executive shall:
     (A) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company; (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company and reasonably acceptable to the Executive; (C) cooperate with the Company in good faith in order effectively to contest such claim; and (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any

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     Excise Tax or income tax (including interest and penalties with respect thereto), imposed as a result of the resolution of such claim and such representation and payment of all costs and expenses (including with respect to any imputed income amounts). The Company shall control all proceedings taken in connection with the contest of any claim contemplated by this SECTION 4(k)(v) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to the resolution of such claim and such advance (including with respect to any imputed income amounts); and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                (vi) If, after the receipt by the Executive of an amount advanced by the Company pursuant to SECTION 4(k)(v), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of SECTION 4(k)(v)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
     SECTION 4(k)(v), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall be credited against, to the extent thereof, the amount of Gross-Up Payment or indemnity required to be paid by the Company to the Executive pursuant to this
     SECTION 4(k).

          5. CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company, USAuto Holdings, Inc. ("USAUTO") and/or any of their respective Subsidiaries (as defined below) (including those obtained by him while employed by USAuto prior to the date of this Agreement) concerning the business or affairs of the Company, USAuto and/or their respective Subsidiaries ("CONFIDENTIAL INFORMATION") are the property of the Company and its Subsidiaries. Therefore, Executive agrees that he shall not disclose to any person, other than in the course of the performance of his duties to the Company, or use for his own purposes any

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Confidential Information, unless and to the extent that (i) the Confidential
Information becomes generally known to and available for use by the public other than as a result of Executive's acts or omissions or (ii) such disclosure or use is authorized by the Board. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its Subsidiaries which Executive may then possess or have under his control. For purposes of this Agreement, "SUBSIDIARY" shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company directly or through one of more Subsidiaries.

          6. INVENTIONS, PATENTS AND OTHER INTELLECTUAL PROPERTY. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, and all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company, USAuto and/or their respective Subsidiaries, whether before or after the date of this Agreement ("WORK PRODUCT"), belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company's expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

          7. NON-COMPETE, NON-SOLICITATION. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with USAuto and the Company he has and will become familiar with the trade secrets of the Company, USAuto and their respective Subsidiaries and with other Confidential Information concerning the Company, USAuto and their respective Subsidiaries and that his services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that:

          (a) during the Employment Period and for the period commencing with the Separation and continuing until the later to occur of the second anniversary of the Separation and the fifth anniversary of the date hereof (the "NONCOMPETE PERIOD"), Executive shall not, within the United States, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business that is involved in the development, marketing, retail sale, administration or underwriting of non-standard automobile insurance programs anywhere in the United States; PROVIDED that nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding equity interests of any class of a corporation, partnership, limited liability company, or other entity, so long as Executive has no active participation in the business of such entity;

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          (b)   during the Noncompete Period, Executive shall not, other than in the course of performing his duties on behalf of the Company while an officer thereof, directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries, other than a member of Executive's family, to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire any person, other than a member of Executive's family, who was an employee of the Company or any of its Subsidiaries at any time during the one-year period immediately preceding the Separation, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or any of its Subsidiaries and with which the Company or any of its Subsidiaries has entertained discussions, or has requested and received information, relating to the acquisition of such business by the Company or any Subsidiary in the two-year period immediately preceding the Separation;

          (c) if, at the time of enforcement of this SECTION 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law;

          (d) in the event of the breach or a threatened breach by Executive of any of the provisions of this SECTION 7, the Company and its Subsidiaries, in addition and supplementary to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that, in the event of a breach or violation by Executive of this SECTION 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured; and

          (e) the provisions of this SECTION 7 are in consideration of: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in SECTION 5, SECTION 6 and this SECTION 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive's ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of SECTION 5, SECTION 6 and/or this SECTION 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. In addition, Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

          8. EXECUTIVE'S REPRESENTATIONS. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement, confidentiality agreement or any similar agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement.

          9. SURVIVAL. SECTIONS 3(f) and 4 through 18 (inclusive), and all rights of Executive to compensation and benefits relating to periods prior to the termination of the Employment Period, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

          10. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or upon confirmation of receipt if delivered by telecopy or facsimile (but only if a copy of such telecopy or facsimile is delivered to the recipient by a recognized next-day courier service), (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as have been previously designated in writing to the party sending such notice by the party to receive such notice:

          NOTICES TO EXECUTIVE:

          Stephen J. Harrison
          3813 Green Hills Village Drive
          Nashville, Tennessee 37215
          Fax:  (615) 327-2266

          WITH A COPY TO:

          Covington & Burling
          1201 Pennsylvania Ave., NW
          Washington, DC   20004
          Fax: (202) 662-6291
          Attention:  Ralph C. Voltmer, Jr.

          NOTICES TO THE COMPANY:

          First Acceptance Corporation
          676 North Michigan Avenue, Suite 3300

          Chicago, Illinois 60611
          Fax: (312) 327-4525
          Attention:  President

          WITH A COPY TO:

          Kirkland & Ellis LLP
          200 East Randolph Drive
          Chicago, Illinois 60602
          Fax: (312) 861-2200
          Attention: Sanford E. Perl

or such other address or facsimile number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

          11. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          12. COMPLETE AGREEMENT. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. All employment agreements between Executive and USAuto dated prior to the date hereof and currently in effect are hereby terminated; provided, however, that Executive shall continue to be entitled to receive base salary and expense reimbursement payments under those agreements for periods prior to the date hereof to the extent not duplicative with compensation and benefits payable hereunder.

          13. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          14. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          15. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective heirs, successors and assigns, provided that neither party may assign his or its rights or delegate his or its duties or obligations hereunder without the prior written consent of the other.

          16. CHOICE OF LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Tennessee.

          17. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board), its successors and assignees, and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall be deemed to be an implied waiver of any provision of this Agreement.

          18.   ARBITRATION.

          (a)   Except with respect to any dispute or claim under SECTION 5,
SECTION 6 or SECTION 7 hereof in which Executive's right to payments under
SECTION 4(b) is not at issue (which dispute or claim may be pursued in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of its own attorneys' fees and expenses except as otherwise required by applicable law), each party hereto agrees that arbitration, conducted in Nashville, Tennessee, in accordance with the rules of the American Arbitration Association, shall be the sole and exclusive method for resolving any claim or dispute ("CLAIM") arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company and its Subsidiaries (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge). The arbitrator shall be directed to issue a written decision to be delivered to both parties, addressing each issue disputed by the parties, stating the arbitrator's findings and reasons therefor, and stating the nature and amount of any damages, compensation or other relief awarded (the "FINAL DETERMINATION"). The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties hereto.

          (b) Any party hereto may institute litigation to enforce any Final Determination. Each party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or state court of competent jurisdiction sitting in Nashville, Tennessee, and agrees that such court shall be the exclusive forum with respect to any dispute or claim under SECTION 5, SECTION 6 or SECTION 7 hereof and for the enforcement of any Final Determination. Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum. Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing a Final Determination.

          19. INSURANCE. Each of the Company and its Subsidiaries, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. In addition, Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and maintain such insurance.

                                    * * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.


                                     FIRST ACCEPTANCE CORPORATION


                                     -----------------------------------
                                     By:
                                     Its:


                                     ------------------------------------
                                     Stephen J. Harrison

                                                                       EXHIBIT A

     This is EXHIBIT A to the Employment Agreement, dated as of _______, 2004 (the "AGREEMENT"), by and between First Acceptance Corporation (f/k/a Liberte Investors Inc.), a Delaware corporation (the "COMPANY"), and Stephen J. Harrison ("EXECUTIVE"). Unless otherwise defined in this EXHIBIT A, capitalized terms have the meaning set forth in the Agreement.

         ANNUAL BONUS CALCULATION FOR THE YEAR ENDING DECEMBER 31, 2004

     If Adjusted EBITDA (as defined below) is less than or equal to $20,392,000, Executive shall not be entitled to an Annual Bonus for the year ending December 31, 2004. If Adjusted EBITDA is greater than $20,392,000, Executive shall be entitled to an Annual Bonus for such year ending in an amount equal to (i) Adjusted EBITDA minus $20,392,000 DIVIDED BY (ii) $4,000,000, MULTIPLIED BY Executive's Base Salary; provided, however, that in no event shall Executive be entitled to an Annual Bonus in excess of an amount equal to 100% of his Base Salary.

     The term "ADJUSTED EBITDA" shall have the meaning set forth in the SCHEDULE OF CONSIDERATION attached to the Agreement and Plan of Merger, dated as of December __, 2003, by and among the Company, USAH Merger Sub, Inc., a Delaware corporation, USAuto Holdings, Inc., a Delaware corporation ("USAUTO"), and the stockholders of USAuto.

                                                            Exhibit B

                                 GENERAL RELEASE

     I, Stephen J. Harrison, in consideration of and subject to the performance by First Acceptance Corporation, a Delaware corporation (together with its Subsidiaries, the "COMPANY"), of its material obligations under the Employment Agreement, dated as of __________ __, 2004 (the "AGREEMENT"), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its direct or indirect owners (collectively, the "RELEASED PARTIES") to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under clauses (v), (vi) and (vii) of Section 4(b) of the Agreement or clauses (v) and (vi) of Section 4(c) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in clauses (v), (vi) and (vii) of Section 4(b) of the Agreement or clauses (v) and (vi) of Section 4(c) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2. Except as provided in paragraph 4 below, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters) (all of the foregoing collectively referred to herein as the "CLAIMS").

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 hereof as of the execution of this General Release.

6. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7. I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys' fees, and return all payments received by me pursuant to the Agreement.

8. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10. I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

11. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement.

12. In the event the Company breaches its obligation to make payments to me pursuant to Section 4(b) of the Agreement in accordance with the terms and subject to the conditions set forth in the Agreement, and such breach is not cured within 15 days after written notice by me to the Company in accordance with the notice provisions set forth in the Agreement, then this General Release shall terminate and be of no further force or effect.

13. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

     1.   I HAVE READ IT CAREFULLY;

     2. I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

     3.   I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

     4. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND HAVE DONE SO, OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

     5. I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE _______________ __, _____ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

     6. I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

     7. I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

     8. I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.


DATE: ___________ __, ______                    --------------------------------
                                                Stephen J. Harrison